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                                                                    Exhibit 10.2


                            TAX ALLOCATION AGREEMENT

                  This TAX ALLOCATION AGREEMENT is dated as of June 30, 1998, between THE DUN & BRADSTREET CORPORATION, a Delaware corporation (the "Corporation") and THE NEW DUN & BRADSTREET CORPORATION, a Delaware corporation ("New D&B") (collectively, the "Parties").

                  WHEREAS, as of the date hereof, the Corporation is the common parent of an affiliated group of domestic corporations within the meaning of
Section 1504(a) of the Code, including Dun & Bradstreet, Inc. ("D&B Opco Inc."), Dun & Bradstreet International, Ltd. ("D&B International"), Moody's Investors Service, Inc. ("Moody's"), The Reuben H. Donnelley Corporation ("RHD"), and others, and the members of the affiliated group have heretofore joined in filing consolidated federal income tax returns;

                  WHEREAS, the Board of Directors of the Corporation has determined that it is appropriate, desirable and in the best interests of the holders of shares of common stock, par value $1.00 per share, of the Corporation (the "D&B Common Stock") to take certain steps to reorganize the Corporation's Subsidiaries (as defined herein) and businesses and to distribute to the holders of D&B Common Stock all the outstanding shares of common stock of New D&B (the "New D&B Common Shares"), together with associated Rights;

                  WHEREAS, as a result of the Reorganization (as defined herein) and Distribution (as defined herein), New D&B, D&B Opco Inc., D&B International, Moody's, and others, will not be included in the consolidated federal income tax return of the Corporation for the portion of the year following the Distribution or in future years;

                  WHEREAS, the Parties desire to allocate the tax burdens and benefits of transactions which occurred on or prior to the Distribution Date and to provide for certain other tax matters, including the assignment of responsibility for the preparation and filing of tax returns, the payment of taxes, and the prosecution and defense of any tax controversies;

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.        DEFINITIONS

                  SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

                  (a)      "Agreement" shall mean this Tax Allocation Agreement.


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                  (b) "Ancillary Agreements" shall mean all of the written
agreements, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Distribution Agreement, the Conveyancing and Assumption Instruments, the Employee Benefits Agreement, the Shared Transaction Services Agreement, the Transition Services Agreement, the Amended and Restated Transition Services Agreement, the Data Services Agreement and the Intellectual Property Agreement.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

                  (d) "Consolidated Return" shall mean the consolidated federal income tax return of the Corporation for the period commencing on January 1, 1998, and including the members of the New D&B Group through the Distribution Date.

                  (e) "Controlled Entity" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

                  (f) "Deferred Compensation Deduction" shall mean a deduction with respect to deferred compensation payments and/or the exercise of stock options in the Corporation by any former employee of the Pre-Distribution D&B Group if such deduction is disallowed for a member of the New D&B Group and may be claimed by any member of the RHD Group.

                  (g) "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of D&B Common Stock as of the Distribution Record Date of the New D&B Common Shares owned by the Corporation on the basis of one New D&B Common Share for each outstanding share of D&B Common Stock.

                  (h) "Distribution Agreement" shall mean the agreement between the Corporation and New D&B, dated as of June 30, 1998, to, among other things, allocate certain assets and allocate and assign responsibility for certain liabilities of the Corporation and its current and former Subsidiaries.

                  (i) "Distribution Date" shall mean June 30, 1998.

                  (j) "Distribution Record Date" shall mean such date as may be determined by the Corporation's Board of Directors as the record date for the Distribution.


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                  (k) "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

                  (l) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                  (m) "Income Tax Return" shall mean any Tax Return relating to Income Taxes.

                  (n) "Income Taxes" shall mean any federal, state or local Taxes determined by reference to income, net worth, gross receipts or capital or any federal, state or local Taxes imposed in lieu of income Taxes.

                  (o) "Indemnifying Party" shall have the meaning as defined in
Section 3.5.

                  (p) "Indemnitee" shall have the meaning as defined in Section 3.5.

                  (q) "IRS" shall mean the Internal Revenue Service.

                  (r) "New D&B Group" shall mean New D&B, New D&B Opco Inc., D&B International, Moody's and each corporation, partnership, limited liability company, or other entity (other than any member of the RHD Group) that is a Subsidiary of the Corporation immediately prior to the Distribution.

                  (s) "New D&B Opco Inc." shall mean a newly formed Delaware corporation and wholly owned subsidiary of New D&B created to hold the assets and liabilities related to, and to operate, the business of supplying business, commercial-credit and business-marketing information services and receivables management services.

                  (t) "Nonperforming Party" shall have the meaning as defined in
Section 5.2.

                  (u) "Other Taxes" shall mean any federal, state or local Taxes other than Income Taxes.

                  (v) "Person" shall mean any natural person,


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corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

                  (w) "Pre-Distribution D&B Group" shall mean the Corporation and all of its Subsidiaries (direct and indirect, domestic and foreign) at any time prior to the Distribution.

                  (x) "Reorganization" shall mean the series of contributions and distributions of Controlled Entities and assets, transfers and assumptions of liabilities, and other transactions whereby the New D&B Group and the RHD Group are formed and all Controlled Entities of the Corporation prior to the Distribution (other than New D&B and the members of the RHD Group) are placed under the control of New D&B in preparation for the Distribution.

                  (y) "Reorganization Tax Payment" shall mean the payment of any Tax for which New D&B is liable pursuant to Section 3.3 of this Agreement and the imposition and/or payment of which will permit the other Party or any of its Subsidiaries to increase deductions, losses or Tax credits or decrease income, gains or recapture of Tax credits for any taxable period or periods beginning after or including but not ending on the Distribution Date.

                  (z) "RHD Group" shall mean the Corporation, RHD and each corporation, partnership, limited liability company or other entity contemplated to remain or become a Subsidiary of the Corporation after the Distribution.

                  (aa) "Separate Company State or Local Income Tax Return" shall mean any state or local Income Tax Return initially filed on a separate basis (whether or not it is subsequently determined that such Income Tax Return should have been filed on a combined basis).

                  (ab) "Subsidiary" shall mean any entity of which another entity's ownership satisfies the 80-percent voting and value test defined in
Section 1504(a)(2) of the Code, whether directly or indirectly.

                  (ac) "Tax" or "Taxes" whether used in the form of a noun or adjective, shall mean taxes on or measured by income, capital, net worth, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature. Whenever the term "Tax" or "Taxes" is used (including, without limitation, regarding any duty to reimburse another Party for indemnified taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

                  (ad) "Tax Benefit" shall mean the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar
Tax) of a corporation or group of affiliated


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corporations to an applicable taxing authority is reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability.

                  (ae) "Tax Detriment" shall mean the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar
Tax) of a corporation or group of affiliated corporations to an applicable taxing authority is increased plus any interest or penalties due to such government or jurisdiction relating to such Tax liability.

                  (af) "Tax Item" shall mean any item of income, capital gain, net operating loss, capital loss, deduction, credit or other Tax attribute relevant to the calculation of a Tax liability.

                  (ag) "Tax Returns" shall mean all reports or returns (including information returns) required to be filed or that may be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

                  (ah) "Timing Adjustment" shall mean any adjustment which (x) decreases deductions, losses or credits or increases income (including any increases in income where no income was previously reported), gains or recapture of Tax credits for the period in question, and for which either Party is liable pursuant to this Agreement, and (y) will permit an increase in deductions, losses or Tax credits or a decrease in income, gains or recapture of Tax credits for another taxable period, and with respect to which the other Party benefits.

                  SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II.       PREPARATION AND FILING OF TAX RETURNS

                  SECTION 2.1.  Predistribution Tax Returns.

                  (a) All federal Income Tax Returns of the Pre-


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Distribution D&B Group that are required to be filed for periods beginning before the Distribution Date shall be prepared by New D&B and filed by the Corporation.

                  (b) All combined state and local Income Tax Returns of the Pre-Distribution D&B Group that may be or are required to be filed for periods beginning before the Distribution Date shall be prepared by New D&B and filed by the Corporation.

                  (c) In the case of Tax Returns for foreign, non-combined state and local Income Taxes and Other Taxes of any member of the Pre-Distribution D&B Group that may be or are required to be filed for any period beginning before the Distribution Date, New D&B shall prepare and file such Tax Returns (or shall cause such Tax Returns to be prepared and filed) if they relate to a member of the New D&B Group and the Corporation shall prepare and file such Tax Returns (or shall cause such Tax Returns to be prepared and filed) if they relate to a member of the RHD Group.

                  (d) In the case of any partnership in which a member of the Pre-Distribution D&B Group is the designated tax matters partner, the Corporation or New D&B, as the case may be, shall cause such entity to prepare and file such partnership's Tax Returns for all periods beginning prior to the Distribution Date.

                  SECTION 2.2.  Post-Distribution Tax Returns.

                  (a) The filing of all Tax Returns for periods beginning on or after the Distribution Date shall be the responsibility of the Corporation if they relate to any member of the RHD Group and shall be the responsibility of New D&B if they relate to any member of the New D&B Group.

                  (b) In the case of any partnership in which a member of the Pre-Distribution D&B Group is the designated tax matters partner, the Corporation or New D&B, as the case may be, shall cause such entity to continue to prepare and file such partnership's Tax Returns.

                  SECTION 2.3.  Manner of Preparation.

                  (a) Unless otherwise required by the IRS, any Governmental Authority or a court, the Parties hereby agree to file all Tax Returns, and to take all other actions, in a manner consistent with the position that the last day on which any member of the New D&B Group was included in the Pre-Distribution D&B Group is the Distribution Date. For any period that includes but does not end on the Distribution Date, to the extent permitted by law or administrative practice, the taxable year of each member of the Pre-Distribution D&B Group and any group of such members shall be treated as ending on the Distribution Date.

                  (b) In the case of federal Income Tax Returns and combined state and local Income Tax Returns, the Corporation shall prepare, in a manner consistent with prior practice, a tax


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package for each member of the RHD Group included in the relevant Tax Return and shall provide such tax package to New D&B at least 90 days prior to the due date (including extensions) of the Tax Return. New D&B shall submit any part of the Tax Return that relates to a member of the RHD Group to the Corporation at least 30 days prior to the date on which such Tax Return is due (including extensions). The Corporation shall submit its comments to New D&B within 10 days of receipt of the relevant portions of such Tax Return. New D&B shall not be required to alter the Tax Return to reflect such comments unless the Corporation receives an opinion of tax counsel, which counsel shall be reasonably acceptable to New D&B, to the effect that failure to make such alteration would create a significant risk of the imposition of a penalty on the Corporation or any other member of the RHD Group.

                  (c) With regard to Tax Returns to be prepared and filed by the Corporation or any other member of the RHD Group with respect to which New D&B has liability under section 3.1 hereof, the Corporation shall submit such Tax Return to New D&B at least 30 days prior to the date on which such Tax Return is due (including extensions). New D&B shall submit its comments to the Corporation within 10 days of receipt of such Tax Return. The Corporation shall alter the Tax Return to reflect the comments of New D&B unless the Corporation receives an opinion of tax counsel, which counsel shall be reasonably acceptable to New D&B, to the effect that such alteration would create a significant risk of the imposition of a penalty on the Corporation or any other member of the RHD Group.

                  (d) All Tax Returns filed on or after the Distribution Date shall be prepared on a basis that is consistent with the rulings obtained from the IRS or any other Governmental Authority in connection with the Reorganizations or Distribution (in the absence of a controlling change in law or circumstances) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances and unless deviation from past practice would have no adverse effect on either Party, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed. In the event of a deviation from such past practices by the Corporation, the Corporation shall not be in breach of this agreement, but, notwithstanding Article III, New D&B shall have no liability for any Taxes resulting from such deviation and the Corporation shall hold New D&B harmless from any such increased tax liability; provided, however, either Party filing any Tax Return that does not conform to such past practices shall not be liable for any additional Tax liability imposed (subject to Section 3.1), in whole or in part, as a result of such deviation from past practice if:
(i) for Tax Returns filed within three years of the Distribution Date, 30 days prior to the filing of such Tax Return, the Party filing


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such Tax Return notifies the other Party; and (ii) the Party filing such Tax
Return establishes that conformity with past practice involves a significant risk of the imposition of a penalty.

ARTICLE III.  PAYMENT OF TAXES

                  SECTION 3.1.  Predistribution Taxes.

                  (a) New D&B shall be liable for and shall pay all federal, state, local and foreign Income Taxes (or receive all refunds) for all members of the Pre-Distribution D&B Group for all periods ending on or prior to the Distribution Date, including Taxes arising as a result of an audit adjustment; provided, however, that in the case of any Separate Company State or Local Income Tax Return, the RHD Group and the New D&B Group shall be liable for and shall pay their own liabilities (or receive their own refunds) arising from any audit adjustment (including any state or local audit adjustment resulting from a federal audit adjustment).

                  (b) The RHD Group and the New D&B Group shall be responsible for their own Other Taxes for all periods.

                  (c)  Straddle Periods

                  (i) In the case of any tax period including but ending after the Distribution Date, New D&B shall be liable for and shall pay all Income Taxes (or receive all refunds) of all members of the Pre-Distribution D&B Group attributable to the period up to the Distribution Date (any such Income Taxes, "Pre-Distribution Income Taxes"). The RHD Group and the New D&B Group shall be responsible for their own Tax liabilities (or be entitled to their own refunds) attributable to the portion of the tax period after the Distribution Date. Such apportionment will be done on a closing of the books basis, except that Tax Items that are calculated on an annual basis shall be apportioned on a time basis.

                  (ii) The amount of Pre-Distribution Income Taxes payable by New D&B pursuant to Section 3.1(c)(i) above shall be reduced by the amount of any estimated Income Taxes paid by the Pre-Distribution D&B Group (or any member thereof) prior to the Distribution Date. If the amount of any such estimated Income Tax payments exceeds the amount of Pre-Distribution Income Taxes, RHD shall pay New D&B the amount of such excess.

                  SECTION 3.2. Post-Distribution Taxes. Unless otherwise provided in this Agreement:

                  (a) New D&B shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to tax periods beginning on or after the Distribution Date that are attributable to the New D&B Group or any member thereof; and

                  (b) The Corporation shall pay all Taxes and shall be


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entitled to receive and retain all refunds of Taxes with respect to tax periods beginning on or after the Distribution Date that are attributable to the RHD Group or any member thereof.

                  SECTION 3.3. Restructuring Taxes. Notwithstanding any statement to the contrary in this Agreement and except as otherwise provided in the Distribution Agreement, to the extent that any Taxes are found to arise out of the Reorganization, then any such Tax liability incurred by the Parties (or any of their Subsidiaries) shall be the responsibility of New D&B; provided, however, that to the extent specific cash allocations for such Taxes are made in connection with the Distribution, New D&B shall be relieved of its liability for such Taxes.

                  SECTION 3.4. Gain Recognition Agreements. New D&B shall prepare all documentation required to be filed with any Tax Returns, including required annual certifications, relating to gain recognition agreements under
Section 367(a) of the Code entered into with respect to transactions between members of the Pre-Distribution D&B Group occurring before the Distribution Date and shall deliver such documentation to the Corporation. The Corporation shall be obligated to file such documentation with the appropriate Tax Returns.

                  SECTION 3.5.  Indemnification.

                  (a) Indemnification by New D&B. New D&B shall indemnify, defend and hold harmless the Corporation and RHD (and their respective affiliates) from and against any and all Tax liabilities allocated to New D&B by this Agreement.

                  (b) Indemnification by the Corporation. The Corporation shall indemnify, defend and hold harmless New D&B, New D&B, Inc. and Moody's (and their respective affiliates) from and against any and all Tax liabilities allocated to the Corporation by this Agreement.

                  (c) Indemnity Payments.

                  (i) To the extent that one Party (the "Indemnifying Party") owes money to another Party (the "Indemnitee") pursuant to this Section 3.5, the Indemnitee shall provide the Indemnifying Party with its calculations of the amount required to be paid pursuant to this Section 3.5, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. The Indemnifying Party shall pay the Indemnitee, no later than the later of 30 business days prior to the due date (including extensions) of the relevant Tax Returns and 14 business days after the Indemnifying Party receives the Indemnitee's calculations, the amount that the Indemnifying Party is required to pay or indemnify the Indemnitee under this
Section 3.5 unless the Indemnifying Party disagrees with the Indemnitee's calculations (in which case any dispute regarding such calculations shall be resolved in accordance with Section 5.4 of this Agreement).


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                  (ii) All indemnity payments shall be calculated on an
after-Tax basis and shall be treated as contributions to capital and/or dividends immediately prior to the Distribution.

ARTICLE  IV. TAX ATTRIBUTES, TIMING ADJUSTMENTS AND REORGANIZATION TAX PAYMENTS

                  SECTION 4.1. Carrybacks. In the event any net operating loss, capital loss or credit of the Corporation for any taxable period ending on or after the Distribution Date is eligible to be carried back to a taxable period beginning prior to the Distribution Date (any such amount, an "Eligible Amount"), the Corporation may, to the extent permitted under applicable Tax law, elect not to carry back such Eligible Amount. To the extent any Eligible Amount is carried back and used by the Corporation for a taxable period beginning prior to the Distribution Date, the Corporation shall be obligated to pay any refund that it receives to New D&B; provided, that in the case of any taxable period including but ending after the Distribution Date, the Corporation shall not be obligated to pay any such refund to New D&B to the extent the refund is attributable to the portion of the taxable period after the Distribution Date (determined in accordance with the principles of Section 3.1(c)). Upon request by New D&B, the Corporation shall, within 90 days of such request, deliver an officer's certificate to New D&B stating whether or not the Corporation has any Eligible Amount.

                  SECTION 4.2. Timing Adjustments, Reorganization Tax Payments, and Deferred Compensation Deductions.

                  (a) If an audit or other examination of any federal, state or local Tax Return (other than a Separate Company State or Local Income Tax Return with respect to which the RHD Group is liable for audit adjustments pursuant to
Section 3.1(a)) (x) for any period beginning prior to the Distribution Date shall result (by settlement or otherwise) in a Timing Adjustment in favor of the RHD Group or any member thereof, or (y) for any taxable period shall result (by settlement or otherwise) in a Deferred Compensation Deduction in favor of the RHD Group or any member thereof, or if any Reorganization Tax Payment in favor of the RHD Group or any member thereof is made by New D&B, then:

                  (i) The Corporation shall pay New D&B the amount of any Tax Benefit that results from such Timing Adjustment, Reorganization Tax Payment, or Deferred Compensation Deduction within 30 business days of the date such Tax Benefits are realized; and

                  (ii) Notwithstanding the foregoing, the Corporation shall only be required to take steps to obtain such Tax Benefit or to pay New D&B if, in the opinion of the Corporation's tax counsel, which counsel shall be reasonably acceptable to New D&B, the reporting of such Tax Benefit shall not expose the Corporation to the imposition of a penalty.



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                  (b) If an audit or other examination of any federal, state or local Tax Return for any period beginning prior to the Distribution Date shall result (by settlement or otherwise) in a Timing Adjustment to the Tax Detriment of the RHD Group or any member thereof after the Distribution Date, then New D&B shall pay the Corporation the lesser of (i) the amount of any such Tax Detriment and (ii) the actual Tax Benefit to New D&B that results from such Timing Adjustment.

                  (c)  Realization of Tax Benefits.

                  (i) For purposes of this Section 4.3, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable. Where a Party has other losses, deductions, credits or similar items available to it, such deductions, credits or similar items of such Party may only be applied after the use of any Timing Adjustment, Reorganization Tax Payment, or Deferred Compensation Deduction.

                  (ii) The Corporation may, at its election, pay the amount of any Tax Benefit to New D&B rather than filing amended returns or otherwise reflecting adjustments or taking positions on its Tax Returns. If such an election is made, the Corporation will be treated as having realized a Tax Benefit at the time it would have realized a Tax Benefit had it chosen to file amended returns or otherwise to reflect adjustments or to take positions on its Tax Returns.

                  (d) Tax Benefits Subsequently Denied. If any Tax Benefit realized pursuant to Section 4.3(c)(i) is subsequently denied, then the Corporation or New D&B, as the case may be, shall refund the amount of any payment for such Tax Benefit within 30 business days of its notification that a Final Determination has been reached denying the claimed Tax Benefit.

ARTICLE V.  TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

                  SECTION 5.1.  Tax Audits and Controversies.

                  (a) In the case of any audit, examination or other proceeding ("Proceeding") brought against the Corporation (or a Subsidiary) with respect to Taxes for which New D&B is or may be liable pursuant to this Agreement, the Corporation shall promptly inform New D&B and shall execute or cause to be executed any powers of attorney or other documents necessary to enable New D&B to take all actions desired with respect to such Proceeding. Each Party shall have the right to control, at its own expense, the portion of any such Proceeding that relates to Taxes for which such Party is or may be liable pursuant to this Agreement; provided, however, that New D&B shall have the right to control, at its own expense, all Proceedings in respect of the


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Consolidated Return and 1998 combined state and local Income Tax Returns.

                  (b) The Party in control of a Proceeding or any part thereof pursuant to Section 5.1(a) above shall consult with the other Party with respect to any issue that may affect such other Party (or Subsidiary). The Party in control of such Proceeding or any part thereof shall not enter into any final settlement or closing agreement that may adversely affect the other Party (or Subsidiary) without the consent of such other Party, which consent may not unreasonably be withheld. Where consent to any final settlement or closing agreement is withheld, the Party withholding consent shall continue or initiate further proceedings, at its own expense, and the liability of the Party in control of such Proceeding shall not exceed the liability that would have resulted from the proposed closing agreement or final settlement (including interest, additions to Tax and penalties which have accrued at that time).

                  SECTION 5.2. Cooperation. The Corporation and New D&B shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and other documents and make available such information and documents as are necessary to carry out the intent of this Agreement. To the extent such cooperation involves the services of officers, directors, employees, or agents of either Party, such services shall be made available in accordance with
Section 2.9 of the Distribution Agreement. Each Party agrees to notify the other Party of any audit adjustment that does not result in Tax liability but can reasonably be expected to affect Tax Returns of the other Party or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, if a Party (the "Nonperforming Party") fails to give its full cooperation and use its best efforts in the conduct of an audit or other proceeding as provided by this
Section 5.2, and such failure results in the imposition of additional Taxes for the period or periods involved in the audit or other proceeding, the Nonperforming Party shall be liable in full for such additional Taxes.

                  SECTION 5.3.  Retention of Records; Access.

                  (a) The Corporation and New D&B shall, and shall cause each of their Controlled Entities to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Pre-Distribution D&B Group or any combination of such members and for any audits and litigation relating to such Tax Returns or to any Taxes payable by any member of the Pre-Distribution D&B Group or any combination of such members.

                  (b) The Corporation and New D&B shall, and shall cause each of their Controlled Entities to, give to the other Party reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Pre-Distribution D&B Group or any combination of such members and for any audits and litigation relating to such Tax Returns or to any Taxes payable by any member of the Pre-Distribution D&B Group or any combination of such members and (ii) its personnel and premises, for the purpose of the review or audit of such reports or returns to the extent relevant to an obligation or liability of a Party under this Agreement and in accordance with the procedures provided in
Article IV of the Distribution Agreement.

                  (c) The obligations set forth above in Sections 5.3(a) and 5.3(b) shall continue until the final conclusion of any litigation to which the records and information relate or until expiration of all applicable statutes of limitations, whichever is longer. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has knowledge that such statute of limitations has expired.

                  (d) Notwithstanding any other provision of this Agreement, if a Party fails to comply with any of its obligations set forth in this Section
5.3 and such failure results in the imposition of additional Taxes, such nonperforming Party shall be liable in full for such additional Taxes.

                  SECTION 5.4. Dispute Resolution. Any dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, shall be resolved in the manner set forth in Article VI of the Distribution Agreement.

                  SECTION 5.5. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article IV of the Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE VI.  MISCELLANEOUS

                  SECTION 6.1. Complete Agreement; Construction. This
Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

                  SECTION 6.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both

Parties.

                  SECTION 6.3. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

                  SECTION 6.4. Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery and implementation of this Agreement shall be charged to and paid by New D&B. Except as otherwise set forth in this Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date.

                  SECTION 6.5. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  To the Corporation:

                  R.H. Donnelley Corporation
                  One Manhattanville Road
                  Purchase, N.Y. 10577
                  Attn:  General Counsel

                  To New D&B:

                  The Dun & Bradstreet Corporation
                  One Diamond Hill Road
                  Murray Hill, NJ 07974
                  Attn:  General Counsel


                  SECTION 6.6. Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

                  SECTION 6.7. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto.

                  SECTION 6.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

                  SECTION 6.9. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

                  SECTION 6.10. Termination. This Agreement may be terminated, amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of the Corporation without the approval of New D&B or the stockholders of the Corporation. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

                  SECTION 6.11. Controlled Entities. Each of the Parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Controlled Entity of such Party or by any entity that is contemplated to be a Controlled Entity of such Party on and after the Distribution Date.

                  SECTION 6.12. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  SECTION 6.13. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 6.14. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  SECTION 6.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

                  SECTION 6.16. Consent to Jurisdiction. Without limiting the provisions of Section 5.4 hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.16. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 6.17. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

                                         THE DUN & BRADSTREET CORPORATION


                                         By: /s/ Frank R. Noonan
                                             ----------------------------
                                            Name:  Frank R. Noonan
                                            Title: Senior Vice President


                                         THE NEW DUN & BRADSTREET CORPORATION



                                         By: /s/ Volney Taylor
                                             ----------------------------
                                            Name:  Volney Taylor
                                            Title: Chairman and Chief
                                                   Executive Officer